UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2018

AXA Equitable Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38469	90-0226248
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

1290 Avenue of the Americas, New York, New York		10104
(Address of principal executive offices)		(Zip Code)

(212) 554-1234

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of AXA Equitable Holdings, Inc. (“EQH”) approved the AXA Equitable Holdings, Inc. Stock Purchase Plan (the “Plan”) at its regularly scheduled meeting on September 21, 2018. Adoption of the Plan was approved on November 1, 2018 by the written consent of the holder of a majority of the outstanding shares of EQH common stock (“Common Stock”) as of the close of business on November 1, 2018 (the “Record Date”).

The Plan is a non-qualified stock purchase plan pursuant to which eligible financial professionals and employees of EQH and its affiliates (collectively, the “Company”) may make monthly purchases of Common Stock.

Plan features include:

•	participants will pay for their purchases through after-tax payroll deductions;
•	participants will receive a 15% matching contribution on the first $25,000 of stock purchased ($3,750 maximum match per calendar year) which will be used to purchase additional shares of Common Stock;
•	participants may not contribute more than $50,000 through payroll deductions during any calendar year;
•	participants may not sell or transfer shares of Common Stock purchased under the Plan for six months, regardless of whether they terminate service with the Company;
•	participants will be subject to tax on the amount of any matching contributions at the time they are made; and
•	eight million shares of Common Stock are reserved for purchase under the Plan.

The benefits to be received under the Plan are not determinable because participation is voluntary, and the amounts of future purchases are based on elective contributions.

The EQH Compensation Committee (the “Committee”) is the Plan administrator and has the authority to make, amend and rescind rules and regulations for the Plan’s administration and make all other Plan determinations necessary or advisable.  The Committee may also amend or terminate the Plan provided, however, no amendment or termination may adversely affect any cash or shares owed to a participant and that any amendment may require shareholder approval under applicable law and the rules of the New York Stock Exchange.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On the Record Date, EQH’s authorized capital stock consisted of 2,000,000,000 shares of Common Stock, of which 558,526,870 shares were issued and outstanding. Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders.

On the Record Date, AXA S.A. (“AXA”) held voting power over 403,162,500 shares of Common Stock, representing approximately 72.2% of outstanding shares of Common Stock. AXA consented in writing on November 1, 2018 to the adoption of the Plan. Such vote constituted approval of the proposed corporate action by approximately 72.2% of the issued and outstanding shares of Common Stock.

Section 228 of the Delaware General Corporation Law and EQH’s Amended and Restated Certificate of Incorporation provide that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Accordingly, AXA’s written consent on November 1, 2018 was sufficient to approve the adoption of the Plan.

On November 5, 2018, EQH filed an Information Statement on Schedule 14C with the Securities and Exchange Commission and first mailed the Information Statement on Schedule 14C to stockholders as of the Record Date, notifying them of the action taken by written consent by AXA to approve the Plan. A copy of the Plan as adopted by stockholder written consent is appended to the Information Statement on Schedule 14C filed November 5, 2018.  The Plan will become effective twenty days from the date that the Information Statement is first mailed to our stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXA EQUITABLE HOLDINGS, INC.

Date: November 6, 2018	By:	/s/ Dave S. Hattem
	Name:	Dave S. Hattem
	Title:	Senior Executive Vice President, General Counsel and Secretary